EXHIBIT 3.4

Wyoming Secretary of State
Herschler Building East, Suite 101
122 W 25th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Email: Business@wyo.gov

WY Secretary of State
FILED: 03/17/2025 09:02 AM
Original ID: 2021-001011771
Amendment ID: 2025-005675804

Profit Corporation
Articles of Amendment

1. Corporation name:
(Name must match exactly to the Secretary of State's records.)

General Enterprise Ventures, Inc.

2. Article number(s) 10 is amended as follows:
***See checklist below for article number information.**

Please see attached.

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

4. The amendment was adopted on 02/01/2005
(Date – mm/dd/yyyy)

Received
FEB 25 2025
Secretary of State
Wyoming

P-Amendment – Revised June 2021

5. Approval of the amendment: *(Please check **only one** appropriate field to indicate the party approving the amendment.)*

☑ **Shares were *not* issued** and the board of directors or incorporators have adopted the amendment.

OR

☐ **Shares were issued** and the board of directors have adopted the amendment *without shareholder approval*, in compliance with W.S. 17-16-1005.

OR

☐ **Shares were issued** and the board of directors have adopted the amendment *with shareholder approval*, in compliance with W.S. 17-16-1003.

Signature: [signature] **Date:** 02/24/2025

(May be executed by Chairman of Board, President or another of its officers.) *(mm/dd/yyyy)*

Print Name: Michele Goodrich

Contact Person: Michele Goodrich

Title: Registered Agent

Daytime Phone Number: (307) 214-6121

Email: greatweststates@gmail.com

*(**An email address is required.** Email(s) provided will receive important reminders, notices and filing evidence.)*

Checklist

- ☐ ***Filing Fee: $60.00*** Make check or money order payable to Wyoming Secretary of State.
- ☐ **Processing time is up to 15 business days** following the date of receipt in our office.
- ☐ *Refer to original articles of incorporation to determine the specific article number being amended or use the next number in sequence if you are adding an article. ***Article number(s) is not the same as the filing ID number.***
- ☐ Please mail with payment to the address at the top of this form. **This form cannot be accepted via email.**
- ☐ Please review the form prior to submission. **The Secretary of State's Office is unable to process incomplete forms.**

P-Amendment – Revised June 2021

SECOND AMENDED AND RESTATED

CERTIFICATE OF DESIGNATION AND PREFERENCES

OF

SERIES A PREFERRED STOCK

OF

GENERAL ENTERPRISE VENTURES, INC.

WHEREAS, pursuant to and in accordance with the Wyoming Business Corporations Act (“WBCA”), General Enterprise Ventures, Inc., a Wyoming corporation (the “Corporation”), does hereby certify that, pursuant to the authority conferred on the Board of Directors by the Articles of Incorporation of the Corporation, and pursuant and in accordance with the applicable provisions of the WBCA, said Board of Directors, pursuant to a Joint Written Consent of the Board of Directors and Majority Voting Stockholders dated effective February 1, 2025, duly adopted resolutions providing for the authorization and issuance of Ten Million (10,000,000) shares of Series A Preferred Stock; and

WHEREAS, the resolutions applicable to the Series A Preferred Stock, which set forth the amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of the Series A Preferred Stock and the qualifications, limitations and restrictions thereof are amended and restated as follows:

RESOLVED, that, pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of its Articles of Incorporation, the Series A Preferred Stock of the Corporation be, and it hereby is, amended and restated, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

Of the authorized but unissued shares of the capital stock of the Corporation, there is hereby established the following series of the authorized preferred stock of this Corporation having a par value of $0.0001 per share, which series shall be designated as “Series A Preferred Stock” (the “Series A Preferred Stock”), consisting of Ten Million (10,000,000) shares. The Series A Preferred Stock shall have the following rights.

1. Certain Definitions. Unless the context otherwise requires, the terms defined in this Section 1 shall have, for all purposes of this resolution, the meanings herein specified.

Board of Directors. The term “Board of Directors” shall mean the Board of Directors of this Corporation and, to the extent permitted by law, any committee of such Board of Directors authorized to exercise the powers of such Board of Directors.

2. Dividends. The Series A Preferred Stock shall not be entitled to receive dividends.

3. Distributions Upon Liquidation, Dissolution or Winding Up. The Series A Preferred Stock shall not be entitled to a liquidation preference.

4. Convertibility. The Series A Preferred Stock shall not be convertible.

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5. Redemption. The Series A Preferred Stock may not be redeemed by the Corporation without the consent of the Series A Preferred Shareholders.

6. Voting Rights. The holders of the issued and outstanding shares of Series A Preferred Stock shall have one thousand (1,000) votes for each share of Series A Preferred Stock, the voting of which may be cast in any written consent or any meeting of the shareholders of Common Stock of the Corporation, voting together with the shareholders of Common Stock of the Corporation as a single class, and without a separate class vote by the Common Stock.

7. Exclusion of Other Rights. Except as may otherwise be required by law, the shares of Series A Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth herein. The shares of Series A Preferred Stock shall have no preemptive or subscription rights.

8. Headings of Subdivision. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

9. Severability of Provisions. If any right, preference or limitation of the Series A Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth herein which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

10. Status of Reacquired Shares. Shares of Series A Preferred Stock which have been issued and reacquired in any manner shall (upon compliance with any applicable provisions of the laws of the State of Wyoming) have the status of authorized and unissued shares of Series A Preferred Stock, issuable in series undesignated as to series and may be redesignated and reissued.

This Certificate of Designation has been duly adopted by the Corporation by all necessary action by the Corporation.

* * *

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IN WITNESS WHEREOF, General Enterprise Ventures, Inc. has caused this certificate to be duly executed as of this 17th day of February 2025.

GENERAL ENTERPRISE VENTURES, INC.

By:	/s/ Joshua Ralson
Name:	Joshua Ralston
Title:	President

[SIGNATURE PAGE TO GEVI SECOND AMENDED AND RESTATED SERIES A DESIGNATIONS]